UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                                                OMB APPROVAL
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                                                                OMB Number:
                                                                 3235-0058
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                                                             Expires: January
                                                                 31, 2002
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                                                                  burden
                                                                hours per
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                                                              SEC FILE NUMBER

                                                                  0-13118
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                                                               CUSIP NUMBER

                                                                 91337W102
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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

       (Check One): |X|Form 10-K Form 20-F Form 11-K Form 10-Q Form N-SAR
                       For Period Ended: December 31, 2000
                                             ------------------------
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

              For the Transition Period Ended: ___________________

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 Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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 If the notification relates to a portion of the filing checked above, identify the Item(s) to which thenotification relates:
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PART I - REGISTRANT INFORMATION

Universal Beverages Holdings Corporation
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Full Name of Registrant


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Former Name if Applicable

7563 Philips Highway, Suite 110
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Address of Principal Executive Office
 (Street and Number)

Jacksonville, Florida 32256
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                 (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                 (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion
[X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth; and

                 (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Universal Beverages Holdings Corporation has not completed their audit for the year ended December 31, 2000, because they currently have limited management. The Company expects to complete its audit and file the Form 10-KSB within 15 days of the due date.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                Marsha Flaige                     (904) 296-7500
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                   (Name)                   (Area Code)(Telephone Number)

(2) Have all other periodic reports reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X|Yes [ ] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes
[ ]  No|X|

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    Universal Beverages Holdings Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

 Date   March 30, 2001    By
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                                Marsha Flaige, Vice-President of Finance

                                   ATTENTION
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International misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).
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